EXHIBIT 3.3

                     CERTIFICATE OF AMENDMENT TO ARTICLES OF
              INCORPORATION OF CROWFLY, INC., A NEVADA CORPORATION


     1.   The name of the Corporation is Crowfly, Inc. (the "Corporation").


     2.   The articles have been amended as follows:


                                   ARTICLE V.
                                  CAPITAL STOCK

          The number of shares that the Corporation is authorized to issue shall be Five Billion (5,000,000,000) shares of Common Stock having a par value of $.001 per share, and Ten Million (10,000,000) shares of Preferred Stock having a par value of $.001 per share. The designations, rights and preferences of the Preferred Stock shall be as determined from time to time by resolution duly adopted by the Board of Directors.


     3. The sole shareholder of the Corporation c ast all of the issued and outstanding shares of common stock of the Corporation in favor of the foregoing amendments on January 12, 2003, and therefore the percentage of outstanding shares voting in favor of the amendments was 100%.


     4.   Officer signature:            /s/ John Gandy
                                        ----------------------
                                        John Gandy, President
                                        January 12, 2003